Exhibit 10 (i)

BANK OF AMERICA CORPORATION

2003 KEY ASSOCIATE STOCK PLAN,

AS AMENDED AND RESTATED

INSTRUMENT OF AMENDMENT

THIS INSTRUMENT OF AMENDMENT (the “Instrument”) is executed as of the 13th day of March, 2006 by BANK OF AMERICA CORPORATION, a Delaware corporation (the “Company”).

Statement of Purpose

The Company sponsors the Bank of America Corporation 2003 Key Associate Stock Plan, as amended and restated effective April 1, 2004 (the “Plan”). The Company desires to amend the Plan as set forth herein to (i) make available additional shares of the Company’s common stock for awards under the Plan, (ii) extend the term of the Plan from December 31, 2008 to December 31, 2011 and (iii) otherwise meet current needs. In accordance with Section 14.1 of the Plan, the amendments set forth herein have been approved by the Board of Directors of the Company and are also subject to the approval of the Company’s stockholders at the Spring 2006 Annual Meeting of Stockholders.

NOW, THEREFORE, the Company hereby amends the Plan as follows, effective as of the date of stockholder approval:

1. Clause (iii) of the last sentence of Section 1.1 of the Plan is amended to read as follows:

“. . . (iii) the close of business on December 31, 2011.”

2. The following sentence is added to the end of the definition of “Change in Control” in Article 2 of the Plan:

“Notwithstanding the foregoing, for any Awards that constitute nonqualified deferred compensation within the meaning of Section 409A(d) of the Code and provide for an accelerated payment in connection with a Change in Control, Change in Control shall have the same meaning as set forth in any regulations, revenue procedure, revenue rulings or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code, applicable to such arrangements.”

3. The following sentence is added to the end of the definition of “Disability” in Article 2 of the Plan:

“Notwithstanding the foregoing, for any Awards that constitute nonqualified deferred compensation within the meaning of Section 409A(d) of the Code and provide for an accelerated payment in connection with any Disability, Disability shall have the same meaning as set forth in any regulations, revenue procedure, revenue rulings or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code, applicable to such arrangements.”

4. The following Section 3.4 is added to the end of Article 3 of the Plan, and Section 8.9 of the Plan is deleted:

“3.4 Limitation on Vesting for Awards. Notwithstanding any provision of the Plan to the contrary, any Award that vests solely on the basis of the passage of time (e.g., not on the basis of any performance standards) shall not vest more quickly than ratably over the three (3) year period beginning on the first anniversary of the Award, except that the Award may vest sooner under any of the following circumstances as more specifically set forth in the applicable Award Agreement: (i) the Participant’s death, (ii) the Participant’s Disability, (iii) the Participant’s “retirement” as defined in the Award Agreement consistent with the Company’s retirement policies and programs, (iv) a Participant’s termination of employment with the Company and its Subsidiaries due to workforce reduction, job elimination or divestiture as determined by the Committee, (v) a Change in Control consistent with the provisions of Article 13 hereof or (vi) in connection with establishing the terms and conditions of employment of a Key Associate necessary for the recruitment of the Key Associate or as the result of a business combination or acquisition by the Company or any of its Subsidiaries. The provisions of this Section 3.4 shall not apply to any Award of Restricted Stock or Restricted Stock Units that is made to a Key Associate as a portion of the Key Associate’s annual incentive compensation under the Company’s Equity Incentive Plan, Executive Incentive Compensation Plan, or any similar plan or program as determined by the Committee applicable to any Key Associate, including any such program applicable to an Insider or Named Executive Officer.”

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5. Article 4 of the Plan is amended to read as follows:

“Article 4. Shares Subject to the Plan

4.1 Number of Shares Available for Grants. Subject to the provisions of this Article 4 (after giving effect to the two-for-one stock split effective August 27, 2004), the aggregate number of Shares available for grants of Awards under the Plan shall not exceed the sum of (A) two hundred million (200,000,000) Shares plus (B) the number of Shares available for awards under the Prior Plan as of December 31, 2002 plus (C) any Shares that were subject to an award under the Prior Plan which award is canceled, terminates, expires or lapses for any reason from and after the Effective Date plus (D) effective as of April 1, 2004, one hundred two million (102,000,000) Shares plus (E) effective upon approval of the Company’s stockholders at the Spring 2006 Annual Meeting of Stockholders, one hundred eighty million (180,000,000) Shares.

4.2 Lapsed Awards. If any Award is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award shall not count against the aggregate number of Shares available for grants under the Plan set forth in Section 4.1 above.

4.3 Shares Used to Pay Option Price and Withholding Taxes. If, in accordance with the terms of the Plan, a Participant pays the Option Price for an Option or satisfies any tax withholding requirement with respect to any taxable event arising as a result of this Plan by either tendering previously owned Shares or having the Company withhold Shares, then such Shares surrendered to pay the Option Price or used to satisfy such tax withholding requirements shall not count against the aggregate number of Shares available for grant under the Plan set forth in Section 4.1 above. Notwithstanding the foregoing, the provisions of this Section 4.3 shall not apply from and after January 1, 2006.

4.4 Other Items Not Included. The following items shall not count against the aggregate number of Shares available for grants under the Plan set forth in Section 4.1 above: (i) the payment in cash of dividends or dividend equivalents under any outstanding Award; (ii) any Award that is settled in cash rather than by issuance of Shares; or (iii) Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become Key Associates as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company or any Subsidiary.

4.5 Award Limits. Notwithstanding any provision herein to the contrary, the following provisions shall apply (subject to adjustment in accordance with Section 4.6 below):

(i)

in no event shall a Participant receive an Award or Awards during any one (1) calendar year covering in the aggregate more than four million (4,000,000) Shares (whether such Award or Awards may be settled in Shares, cash or any combination of Shares and cash);

(ii)	in no event shall there be granted during the term of the Plan Incentive Stock Options covering more than an aggregate of forty million (40,000,000) Shares;

(iii)	in no event shall there be granted from and after January 1, 2006 Shares of Restricted Stock or Restricted Stock Units covering more than an aggregate of:

(A) one hundred thirty-one million (131,000,000) Shares, plus

(B) the number of Shares covering any Award made under this subparagraph (iii) from and after January 1, 2006 that again become available for issuance under Section 4.2 above because the Award is canceled, terminates, expires, or lapses for any reason;

provided,

however, that (x) in the event the full number of Shares under this subparagraph (iii) have been used, the Company may grant additional Shares of Restricted Stock or Restricted Stock Units from the remaining available Shares for grants under Section 4.1 with each such Share of Restricted Stock or Restricted Stock Unit counting as six (6) Shares against such remaining available Shares under Section 4.1 and (y) the limitations of this subparagraph (iii) shall not apply to any Award of Restricted Stock or Restricted Stock Units which is earned solely on the basis of the achievement of performance goals.

4.6 Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment

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shall be made in the number and class of Shares which may be issued under the Plan and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that (i) the number of Shares subject to any Award shall always be a whole number and (ii) such adjustment shall be made in a manner consistent with the requirements of Code Section 409A in order for any Options or SARs to remain exempt from the requirements of Code Section 409A.

4.7 Source of Shares. Shares issued under the Plan may be original issue shares, treasury stock or shares purchased in the open market or otherwise, all as determined by the Chief Financial Officer of the Company (or the Chief Financial Officer’s designee) from time to time, unless otherwise determined by the Committee.”

6. The following sentence is added to the end of Section 6.9(b) of the Plan:

“In no event may an NQSO be transferred for consideration.”

7. The following sentence is added to the end of Section 6.11 of the Plan:

“In addition, in no event shall the Company, without approval of the Company’s stockholders, repurchase from Participants any outstanding Options that have an Option Price per Share less than the then current Fair Market Value of a Share.”

8. The following Section 6.12 is added to the end of Article 6 of the Plan:

“6.12 No Dividend Equivalents. In no event shall any Award of Options granted under the Plan include any dividend equivalents with respect to such Award.”

9. The following sentence is added to the end of Section 7.8 of the Plan:

“In no event may an SAR be transferred for consideration.”

10. The following Sections 7.10 and 7.11 are added to the end of Article 7 of the Plan:

“7.10 No Repricing. Except for adjustments made pursuant to Section 4.6, the grant price for any outstanding SAR granted under the Plan may not be decreased after the date of grant nor may any outstanding SAR granted under the Plan be surrendered to the Company as consideration for the grant of a new SAR with a lower exercise price without approval of the Company’s stockholders. In addition, in no event shall the Company, without approval of the Company’s stockholders, repurchase from Participants any outstanding SARs that have a grant price per Share less than the then current Fair Market Value of a Share.

7.11 No Dividend Equivalents. In no event shall any Award of SARs granted under the Plan include any dividend equivalents with respect to such Award.”

11. Sections 14.3 and 14.4 of the Plan are amended to read as follows:

“14.3 Acceleration of Award Vesting; Waiver of Restrictions. Notwithstanding any provision of this Plan or any Award Agreement provision to the contrary, the Committee, in its sole and exclusive discretion, shall have the power at any time to (i) accelerate the vesting of any Award granted under the Plan, including, without limitation, acceleration to such a date that would result in said Awards becoming immediately vested, or (ii) waive any restrictions of any Award granted under the Plan; provided, however, that in no event shall the Committee accelerate the vesting or waive the restrictions on (A) any Award to an individual who is an Insider or Named Executive Officer or (B) Awards with respect to an aggregate of more than nine million (9,000,000) Shares.

14.4 No Repricing. Nothing in the provisions of this Article 14 shall be construed to permit the repricing of any outstanding Option or SAR as otherwise prohibited by the provisions of Section 6.12 or Section 7.10.”

12. The following Section 18.7 is added to the end of Article 18 of the Plan:

“18.7 Compliance With Code Section 409A. The Plan is intended to comply with Code Section 409A, to the extent applicable. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and

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administered consistent with this intent. In that regard, and notwithstanding any provision of the Plan to the contrary, the Company reserves the right to amend the Plan or any Award granted under the Plan, by action of the Committee, without the consent of any affected Participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Code Section 409A and the regulations promulgated thereunder.”

13. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Instrument to be executed by its duly authorized officer as of the day and year first above written.

BANK OF AMERICA CORPORATION

By:	/s/ J. STEELE ALPHIN
J. Steele Alphin, Corporate Personnel Executive

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2003 KEY ASSOCIATE STOCK PLAN

RESTRICTED STOCK UNITS AWARD AGREEMENT

GRANTED TO	GRANT DATE	NUMBER OF RESTRICTED STOCK UNITS

Note:

The number of Restricted Stock Units is based on a “divisor price” of $[XX.XX], which is the five-day average closing price of Bank of America Corporation common stock for the five business days immediately preceding and including February 15, 2008.

This Restricted Stock Units Award Agreement and all Exhibits hereto (the “Agreement”) is made between Bank of America Corporation, a Delaware corporation (“Bank of America”), and you, an associate of Bank of America or one of its Subsidiaries.

Bank of America sponsors the Bank of America Corporation 2003 Key Associate Stock Plan (the “Stock Plan”). A Prospectus describing the Stock Plan has been delivered to you. The Stock Plan itself is available upon request, and its terms and provisions are incorporated herein by reference. When used herein, the terms which are defined in the Stock Plan shall have the meanings given to them in the Stock Plan, as modified herein (if applicable).

The Restricted Stock Units covered by this Agreement are being awarded to you in connection with your participation in the Bank of America Corporation Executive Incentive Compensation Plan, subject to the following terms and provisions:

1.

Subject to the terms and conditions of the Stock Plan and this Agreement, Bank of America awards to you the number of Restricted Stock Units shown above. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of one (1) share of Bank of America common stock.

2.	You acknowledge having read the Prospectus and agree to be bound by all the terms and conditions of the Stock Plan and this Agreement.

3.

If a cash dividend is paid with respect to Bank of America common stock, a cash dividend equivalent equal to the total cash dividend you would have received had your Restricted Stock Units been actual shares of Bank of America common stock will be accumulated and paid in cash through payroll when the Restricted Stock Units become earned and payable. Dividend equivalents are credited with interest at the three-year constant maturity Treasury rate in effect on the date of grant until the payment date.

4.	The Restricted Stock Units covered by this Award shall become earned by, and payable to, you in the amounts and on the dates shown on the enclosed Exhibit A.

5.

You agree that you shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws and income tax laws as determined by Bank of America as a condition precedent to the delivery of any shares of Bank of America common stock pursuant to this Agreement. In addition, you agree that, upon request, you will furnish a letter agreement providing that (i) you will not distribute or resell any of said shares in violation of the Securities Act of 1933, as amended, (ii) you will indemnify and hold Bank of America harmless against all liability for any such violation and (iii) you will accept all liability for any such violation.

6.

By executing and returning a Beneficiary Designation Form, you may designate a beneficiary to receive payment in connection with the Restricted Stock Units awarded hereunder in the event of your death while in service with Bank of America. If you do not designate a beneficiary or if your designated beneficiary does not survive you, then your beneficiary will be your estate. A Beneficiary Designation Form has been included in your Award package and may also be obtained by contacting Executive Compensation as described in the Prospectus.

2008 EIC RSU 08EICDRU

7.	You agree that the Restricted Stock Units covered by this Agreement are subject to the Incentive Compensation Recoupment Policy set forth in the Bank of America Corporate Governance Guidelines.

8.

The existence of this Award shall not affect in any way the right or power of Bank of America or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Bank of America’s capital structure or its business, or any merger or consolidation of Bank of America, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Bank of America common stock or the rights thereof, or the dissolution or liquidation of Bank of America, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9.

Bank of America may, in its sole discretion, decide to deliver any documents related to this grant or future Awards that may be granted under the Stock Plan by electronic means or request your consent to participate in the Stock Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Stock Plan through an on-line or electronic system established and maintained by Bank of America or another third party designated by Bank of America.

10.

Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as Bank of America may notify you from time to time; and to you at your electronic mail or postal address as shown on the records of Bank of America from time to time, or at such other electronic mail or postal address as you, by notice to Bank of America, may designate in writing from time to time.

11.

Regardless of any action Bank of America or your employer takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items owed by you is and remains your responsibility and that Bank of America and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant of Restricted Stock Units, including the grant and vesting the Restricted Stock Units, the subsequent sale of Shares acquired upon the vesting of the Restricted Stock Units and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items.

In the event Bank of America determines that it and/or your employer must withhold any Tax-Related Items as a result of your participation in the Stock Plan, you agree as a condition of the grant of the Restricted Stock Units to make arrangements satisfactory to Bank of America and/or your employer to enable it to satisfy all withholding requirements, including, but not limited to, withholding any applicable Tax-Related Items from the pay-out of the Restricted Stock Units. In addition, you authorize Bank of America and/or your employer to fulfill its withholding obligations by all legal means, including, but not limited to: withholding Tax-Related Items from your wages, salary or other cash compensation your employer pays to you; withholding Tax-Related Items from the cash proceeds, if any, received upon sale of any Shares received in payment for your Restricted Stock Units; and at the time of payment, withholding Shares sufficient to meet minimum withholding obligations for Tax-Related Items. Bank of America may refuse to issue and deliver Shares in payment of any earned Restricted Stock Units if you fail to comply with any withholding obligation.

12.

The validity, construction and effect of this Agreement are governed by, and subject to, the laws of the State of Delaware and the laws of the United States, as provided in the Stock Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of North Carolina and agree that such litigation shall be conducted solely in the courts of Mecklenburg County, North Carolina or the federal courts for the United States for the Western District of North Carolina, where this grant is made and/or to be performed, and no other courts.

13.

In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between you and Bank of America regarding the Restricted Stock Units. Any prior agreements, commitments or negotiations concerning the Restricted Stock Units are superseded. Subject to the terms of the Stock Plan, this Agreement may only be amended by a written instrument signed by both parties.

2008 EIC RSU 08EICDRU

IN WITNESS WHEREOF, Bank of America has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all effective as of the Grant Date listed above.

BANK OF AMERICA CORPORATION	ASSOCIATE

By:
Chairman, Chief Executive Officer and President

2008 EIC RSU 08EICDRU

Exhibit A

Bank of America Corporation

2003 Key Associate Stock Plan

PAYMENT OF RESTRICTED STOCK UNITS

(a) Payment Schedule. Subject to the provisions of paragraphs (b), (c) and (d) below, the Restricted Stock Units shall become earned and payable on the third anniversary of the Grant Date if you remain employed with Bank of America and its Subsidiaries through that date. Shares will be issued as soon as administratively practicable, generally within 15 days after the payment date.

(b) Impact of Termination of Employment on Earning of Restricted Stock Units. If your employment with Bank of America and its Subsidiaries terminates prior to the above payment date, then any unearned Restricted Stock Units shall become earned or be canceled depending on the reason for termination as follows:

(i)

Death, Disability, or Termination by Bank of America due to Workforce Reduction or Divestiture. Any unearned Restricted Stock Units shall become immediately earned as of the date of your termination of employment if your termination is due to (A) death, (B) Disability, (C) Workforce Reduction or (D) Divestiture.

(ii)

Termination by Bank of America Without Cause. If your employment is terminated by your employer without Cause (not including Workforce Reduction or Divestiture), then any unearned Restricted Stock Units shall become immediately earned as of such date.

(iii)

Termination by Bank of America With Cause. If your employment is terminated by your employer with Cause, then any unearned Restricted Stock Units shall be immediately canceled as of your employment termination date.

(iv)

Termination by You. If you voluntarily terminate your employment prior to attaining the Rule of 60, then any unearned Restricted Stock Units shall be immediately canceled as of your employment termination date.

(c) Payment of Earned Restricted Stock Units Following Termination of Employment. Except in the case of your termination of employment due to death, to the extent that your Restricted Stock Units become earned as described in paragraph (b), they shall become payable at such time as provided in the Payment Schedule described in paragraph (a) (without regard to whether you are employed by Bank of America and its Subsidiaries). To the extent that your Restricted Stock Units become earned as a result of a termination of employment due to your death, they shall become immediately payable as of the date of your termination. Shares will be issued as soon as administratively practicable, generally within 15 days after the payment date. Any accumulated cash dividend equivalents described in Section 3 of the Agreement will also be paid at this time.

(d) Rule of 60. If you voluntarily terminate your employment having attained the Rule of 60, then any unearned Restricted Stock Units shall continue to become earned and payable in accordance with the schedule set forth in paragraph (a) above, provided that (A) you do not engage in Competition during such period and (B) prior to each of the first, second and third anniversary of the Grant Date, you provide Bank of America with a written certification that you have not engaged in Competition. To be effective, such certification must be provided on such form, at such time and pursuant to such procedures as Bank of America shall establish from time to time. If Bank of America determines in its reasonable business judgment that you have failed to satisfy either of the foregoing requirements, then any unearned Restricted Stock Units shall be immediately canceled as of the date of such determination. In addition, from time to time following your termination of employment after having attained the Rule of 60, Bank of America may require you to further certify that you are not engaging in Competition, and if you fail to fully cooperate with any such requirement Bank of America may determine that you are engaging in Competition.

(e) Form of Payment. Payment of Restricted Stock Units shall be payable in the form of one share of common stock for each Restricted Stock Unit that is payable.

(f) Definitions. For purposes hereof, the following terms shall have the following meanings:

Cause shall be defined as that term is defined in your offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means a termination of your employment with Bank of America and its Subsidiaries if it

2008 EIC RSU 08EICDRU

occurs in conjunction with a determination by your employer that you have (i) committed an act of fraud or dishonesty in the course of your employment; (ii) been convicted of (or plead no contest with respect to) a crime constituting a felony; (iii) failed to perform your job function(s), which Bank of America views as being material to your position and the overall business of Bank of America and its Subsidiaries under circumstances where such failure is detrimental to Bank of America or any Subsidiary; (iv) materially breached any written policy applicable to associates of Bank of America and its Subsidiaries including, but not limited to, the Bank of America Corporation Code of Ethics and General Policy on Insider Trading; or (v) made an unauthorized disclosure of any confidential or proprietary information of Bank of America or its Subsidiaries or have committed any other material violation of Bank of America’s written policy regarding Confidential and Proprietary Information.

Competition means your being engaged, directly or indirectly, whether as a director, officer, employee, consultant, agent, or otherwise, with a business entity that is designated as a “Competitive Business” as of the date of your termination of employment. Bank of America shall communicate such list to you.

Divestiture means a termination of your employment with Bank of America and its Subsidiaries as the result of a divestiture or sale of a business unit as determined by your employer based on the personnel records of Bank of America and its Subsidiaries.

Rule of 60 means, as of the date of your termination of employment with Bank of America and its Subsidiaries, you have (i) completed at least ten (10) years of “Vesting Service” under the tax-qualified Pension Plan sponsored by Bank of America in which you participate and (ii) attained a combined age and years of “Vesting Service” equal to at least sixty (60).

Workforce Reduction means your termination of employment with Bank of America and its Subsidiaries as a result of a labor force reduction, realignment or similar measure as determined by the your employer and (i) you receive severance pay under the Corporate Severance Program (or any successor program) upon termination of employment, or (ii) if not eligible to receive such severance pay, you are notified in writing by an authorized officer of Bank of America or any Subsidiary that the termination is as a result of such action. Your termination of employment shall not be considered due to Workforce Reduction unless you have first executed all documents required under the Corporate Severance Program or otherwise, including without limitation any required release of claims.

2008 EIC RSU 08EICDRU

Bank of America Corporation

MANAGEMENT PLANS

BENEFICIARY DESIGNATION FORM

Please complete this form if you wish to designate a beneficiary for your Shares of Restricted Stock or Restricted Stock Units granted under the Bank of America Corporation 2003 Key Associate Stock Plan (the “Stock Plan”) or if you wish to change your current beneficiary designation. Completed forms should be returned to Fidelity Investments, P.O. Box 770001, Cincinnati, Ohio 45277-0030.

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With respect to any of my awards of Restricted Stock or Restricted Stock Units under the Stock Plan that are outstanding and become payable at the time of my death, I hereby designate the following person or entity as my beneficiary to receive any payments in connection with those awards in the event of my death.

Designation of Primary Beneficiary. I designate the following as my Primary Beneficiary(ies):

Name of Beneficiary	Birthdate	Address	Relationship

Designation of Secondary Beneficiary. I designate the following as my Secondary Beneficiary(ies):

Name of Beneficiary	Birthdate	Address	Relationship

Selection of Rule for Deceased Beneficiary. Select either Rule 1 or Rule 2 below by marking with an “X”. The rule selected shall be applied to Primary Beneficiaries and Secondary Beneficiaries separately so that no Secondary Beneficiary (or issue of a Secondary Beneficiary) shall be entitled to a share of the death benefits unless all Primary Beneficiaries fail to survive the Participant and, if Rule 2 is selected, all issue of all Primary Beneficiaries fail to survive the Participant.

Rule 1. The death benefits shall be paid in equal shares to those named Beneficiaries (either Primary or Secondary, as applicable) who survive me.

Rule 2. The death benefits shall be paid in equal shares to those named Beneficiaries (either Primary or Secondary, as applicable) who survive me and to the surviving issue collectively of each named Beneficiary (either Primary or Secondary, as applicable) who does not survive me but who leaves issue surviving me, with the equal share for such surviving issue of such deceased named Beneficiary to be divided among and paid to such issue on a per stirpes basis. (“Issue” means lineal descendants and includes adopted persons.)

I understand that I may change this designation at any time by executing a new form and delivering it to Fidelity Investments. This designation supercedes any prior beneficiary designation made by me with respect to awards of Restricted Stock or Restricted Stock Units granted under the Stock Plan.

Signature of Participant:                                                                                              Date:

Name of Participant (please print):

Participant’s Person Number:

2008 EIC RSU 08EICDRU

2003 KEY ASSOCIATE STOCK PLAN

STOCK OPTION AWARD AGREEMENT

GRANTED TO	GRANT DATE	EXPIRATION DATE	NUMBER OF SHARES	OPTION PRICE PER SHARE

This Stock Option Award Agreement and all Exhibits hereto (the “Agreement”) is made between Bank of America Corporation, a Delaware corporation (“Bank of America”), and you, an associate of Bank of America or one of its Subsidiaries.

Bank of America sponsors the Bank of America Corporation 2003 Key Associate Stock Plan (the “Stock Plan”). A Prospectus describing the Stock Plan has been delivered to you. The Stock Plan itself is available upon request, and its terms and provisions are incorporated herein by reference. When used herein, the terms which are defined in the Stock Plan shall have the meanings given to them in the Stock Plan, as modified herein (if applicable).

You and Bank of America mutually covenant and agree as follows:

1.

Subject to the terms and conditions of the Stock Plan and this Agreement, Bank of America grants to you the option (the “Option”) to purchase from Bank of America the above-stated number of Shares of Bank of America Common Stock at the Option Price per share stated above. This Option is not intended to be an Incentive Stock Option. You acknowledge having read the Prospectus and agree to be bound by all of the terms and conditions of the Stock Plan and this Agreement.

2.

This Option vests and is exercisable by you as described on Exhibit A attached hereto and incorporated herein by reference. The manner of exercising the Option and the method for paying the applicable Option Price shall be as set forth in the Stock Plan. Any applicable withholding taxes must also be paid by you in accordance with the Stock Plan. Shares issued upon exercise of the Option shall be issued solely in your name. The right to purchase Shares pursuant to the Option shall be cumulative so that when the right to purchase additional Shares has vested pursuant to the schedule on Exhibit A, such Shares or any part thereof may be purchased thereafter until the expiration of the Option.

3.

In the event of your termination of employment with Bank of America and its Subsidiaries and subject to the provisions of this paragraph 3 and Exhibit A, this Option shall expire on the earlier of the Expiration Date stated above or the following cancellation date depending on the reason for termination:

Reason for Termination	Cancellation Date
Death or Disability	12 months from termination date
Workforce Reduction or Divestiture	12 months from termination date
Cause	termination date
Rule of 60	Expiration Date (as stated above)*
All Other Terminations	90 days from termination date

*	Note: Subject to compliance with the Rule of 60 vesting conditions set forth on Exhibit A.

The reasons for termination are as defined on Exhibit A. For purposes of this Agreement, your employment termination date will be determined by Bank of America based on the personnel records of Bank of America and its Subsidiaries and will be prior to your commencement of any period of severance pay, if applicable.

4.

The Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. If the Option is exercisable following your death, the Option shall be exercisable by such person empowered to do so under your will, or if you fail to make a testamentary disposition of the Option or shall have died intestate, by your executor or other legal representative.

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(3-year hold)

5.

“Net Profit Shares” (as defined below) acquired upon exercise of the Option must be held by you until the earlier of (i) the third anniversary of the exercise date or (ii) the date of your termination of employment with Bank of America and its Subsidiaries, other than termination of employment for “Cause,” as defined in Exhibit A. This period is referred to as the “Three-Year Hold Requirement”. Any attempt to sell, transfer, pledge, assign or otherwise alienate or hypothecate Net Profit Shares prior to completion of such period shall be null and void. For purposes hereof, “Net Profit Shares” means those Shares determined by the Global Human Resources Group representing the total number of Shares remaining after taking into account the following costs related to exercise: (i) the aggregate Option Price with respect to the exercise; (ii) the amount of all applicable taxes with respect to the exercise, assuming your maximum applicable federal, state and local tax rates for such purpose; and (iii) any transaction costs. The Global Human Resources Group will determine the number of Net Profit Shares for any particular exercise. Notwithstanding anything in this paragraph 5 to the contrary, the Three-Year Hold Requirement shall not apply if at any time the Global Human Resources Group determines, in its sole discretion, that the Three-Year Hold Requirement prevents you from exercising the Option or otherwise imposes an undue burden on you, your employer or Bank of America in connection with the exercise of the Option.

6.

If your employment with Bank of America and its Subsidiaries is terminated for Cause, any Net Profit Shares held by you on the date of termination that have not yet become transferable in accordance with paragraph 5 above shall be immediately canceled. In that case, (i) your right to vote and to receive cash dividends on, and all other rights, title or interest in, to or with respect to, such canceled Net Profit Shares shall automatically, without further act, terminate and (ii) such canceled Net Profit Shares shall be returned to Bank of America. You hereby irrevocably appoint (which appointment is coupled with an interest) Bank of America as your agent and attorney-in-fact to take any necessary or appropriate action to cause such canceled Net Profit Shares to be returned to Bank of America, including without limitation executing and delivering stock powers and instruments of transfer, making endorsements and/or making, initiating or issuing instructions or entitlement orders, all in your name and on your behalf. You hereby ratify and approve all acts done by Bank of America as such attorney-in-fact. Without limiting the foregoing, you expressly acknowledge and agree that any transfer agent for such canceled Net Profit Shares is fully authorized and protected in relying on, and shall incur no liability in acting on, any documents, instruments, endorsements, instructions, orders or communications from Bank of America in connection with such canceled Net Profit Shares or the transfer thereof, and that any such transfer agent is a third party beneficiary of this Agreement.

7.

You acknowledge that, as of the Grant Date of this Award, Fidelity Brokerage Services LLC, National Financial Services LLC and their affiliated companies (collectively, “Fidelity”) have been engaged by Bank of America to provide recordkeeping, administrative and brokerage services to participants in the Stock Plan. In that regard, so long as Fidelity remains engaged by Bank of America to provide those services, the Net Profit Shares shall be held in a brokerage account administered by Fidelity during the period of non-transferability described in paragraph 5 above. BY ENTERING INTO THIS AGREEMENT, YOU ARE ALSO HEREBY ENTERING INTO THE INSTRUCTION LETTER WITH FIDELITY IN THE FORM ATTACHED HERETO AS EXHIBIT B, pursuant to which you authorize Fidelity to follow any duly authorized instructions of Bank of America regarding the cancellation of Net Profit Shares in accordance with paragraph 6 above. Fidelity shall be a third party beneficiary of this Agreement for purposes of relying on the provisions of this paragraph 7.

8.

You agree that, upon request, you will furnish a letter agreement providing (i) that you will not distribute or resell in violation of the Securities Act of 1933, as amended, any of the Shares acquired upon your exercise of the Option, (ii) that you indemnify and hold Bank of America harmless against all liability for any such violation and (iii) that you will accept all liability for any such violation.

9.	You agree that the Options covered by this Agreement are subject to the Incentive Compensation Recoupment Policy set forth in the Bank of America Corporate Governance Guidelines.

10.

The existence of this Option shall not affect in any way the right or power of Bank of America or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Bank of America’s capital structure or its business, or any merger or consolidation of Bank of America, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of Bank of America, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11.

Bank of America may, in its sole discretion, decide to deliver any documents related to this Option grant or future Awards that may be granted under the Stock Plan by electronic means or request your consent to participate in the Stock

2008 U.S. Stk. Opt. 08C3YHR

(3-year hold)

Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Stock Plan through an on-line or electronic system established and maintained by Bank of America or another third party designated by Bank of America.

Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as Bank of America may notify you from time to time; and to you at your electronic mail or postal address as shown on the records of Bank of America from time to time, or at such other electronic mail or postal address as you, by notice to Bank of America, may designate in writing from time to time.

12.

Regardless of any action Bank of America or your employer takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items owed by you is and remains your responsibility and that Bank of America and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items.

Prior to exercise of the Option, you shall pay or make adequate arrangements satisfactory to Bank of America and/or your employer to satisfy all withholding obligations of Bank of America and/or your employer. In this regard, you authorize Bank of America and/or your employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by Bank of America and/or your employer or from proceeds of the sale of the Shares. Alternatively, or in addition, to the extent permissible under applicable law, Bank of America may (i) sell or arrange for the sale of Shares that you acquire to meet the withholding obligation for Tax-Related Items, and/or (ii) withhold in Shares, provided that Bank of America only withholds the amount of Shares necessary to satisfy the minimum withholding amount. Finally, you shall pay to Bank of America or your employer any amount of Tax-Related Items that Bank of America or your employer may be required to withhold as a result of your participation in the Stock Plan or your purchase of Shares that cannot be satisfied by the means previously described. Bank of America may refuse to honor the exercise and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this paragraph 12.

13.

The validity, construction and effect of this Agreement are governed by, and subject to, the laws of the State of Delaware and the laws of the United States, as provided in the Stock Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of North Carolina and agree that such litigation shall be conducted solely in the courts of Mecklenburg County, North Carolina or the federal courts for the United States for the Western District of North Carolina, where this grant is made and/or to be performed, and no other courts.

14.

In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between you and Bank of America regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded. Subject to the terms of the Stock Plan, this Agreement may only be amended by a written instrument signed by both parties.

IN WITNESS WHEREOF, Bank of America has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all effective as of the Grant Date listed above.

BANK OF AMERICA CORPORATION		ASSOCIATE

By:
Chairman, Chief Executive Officer and President

2008 U.S. Stk. Opt. 08C3YHR

(3-year hold)

Exhibit A

Bank of America Corporation

2003 Key Associate Stock Plan

VESTING OF STOCK OPTION AWARD

(a) VESTING SCHEDULE. Subject to the provisions of paragraph (b) below, the Option shall vest and become exercisable on the third anniversary of the Grant Date if you remain employed with Bank of America and its Subsidiaries through that date.

(b) EFFECT OF TERMINATION OF EMPLOYMENT ON VESTING. The termination of your employment with Bank of America and its Subsidiaries before the vesting date in paragraph (a) above shall affect the vesting of the Option depending on the reason for termination as follows:

Death, Disability, Workforce Reduction or Divestiture: To the extent the Option was not already vested pursuant to paragraph (a) above, the Option shall become fully (100%) vested as of the date of your death, Disability, or termination of employment due to Workforce Reduction or Divestiture. If you satisfied the Rule of 60 as of the date of your termination of employment due to your death or Disability, then notwithstanding the provisions of paragraph 3 of the Agreement to the contrary, the Option will remain exercisable until the Expiration Date of the Option.

Cause: The Option shall immediately terminate and be canceled as of the date of termination of employment, even if it had previously vested to any extent pursuant paragraph (a) above prior to termination of employment.

Rule of 60: If your employment terminates for any reason other than death, Disability or Cause after you have attained the Rule of 60, then, after applying the vesting rules applicable to termination due to Workforce Reduction or Divestiture as set forth above in this paragraph (b) (if applicable), any unvested Options shall continue to become vested and exercisable in accordance with the schedule set forth in paragraph (a) above, provided that (A) you do not engage in Competition during such period and (B) prior to each of the first, second and third anniversary of the Grant Date, you provide Bank of America with a written certification that you have not engaged in Competition. To be effective, such certification must be provided on such form, at such time and pursuant to such procedures as Bank of America shall establish from time to time. If Bank of America determines in its reasonable business judgment that you have failed to satisfy either of the foregoing requirements, then:

(A) any unvested Options shall be immediately canceled as of the date of such determination; and

(B) any vested Options shall cease to be exercisable as of the later of (i) the date of such determination or (ii) the applicable Cancellation Date under paragraph 3 of the Agreement that would have applied if you had not attained the Rule of 60.

In addition, from time to time following your termination of employment after having attained the Rule of 60, Bank of America may require you to further certify that you are not engaging in Competition, and if you fail to fully cooperate with any such requirement Bank of America may determine that you are engaging in Competition.

All Other Terminations: Any portion of the Option that was not already vested pursuant to paragraph (a) above as of the date of termination of employment shall terminate and be canceled as of such date.

The Option, to the extent vested as provided by this paragraph (b), shall remain exercisable following termination of employment pursuant to the provisions of paragraph 3 of the Agreement.

(c) DEFINED TERMS. For purposes of this Exhibit A and the Agreement, the following terms shall have the following meanings:

All Other Terminations means any termination of your employment with Bank of America and its Subsidiaries prior to your having attained the Rule of 60, whether initiated by you or your employer, other than a termination due to your death or Disability and other than a termination which constitutes Workforce Reduction, Divestiture or Cause.

Cause shall be defined as that term is defined in your offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means a termination of your employment with Bank of America and its Subsidiaries if it occurs in conjunction with a determination by your employer that you have (i) committed an act of fraud or dishonesty in the course of your employment; (ii) been convicted of (or plead no contest with respect to) a crime constituting a

2008 U.S. Stk. Opt. 08C3YHR

(3-year hold)

felony; (iii) failed to perform your job function(s), which Bank of America views as being material to your position and the overall business of Bank of America and its Subsidiaries under circumstances where such failure is detrimental to Bank of America or any Subsidiary; (iv) materially breached any written policy applicable to associates of Bank of America and its Subsidiaries including, but not limited to, the Bank of America Corporation Code of Ethics and General Policy on Insider Trading; or (v) made an unauthorized disclosure of any confidential or proprietary information of Bank of America or its Subsidiaries or have committed any other material violation of Bank of America’s written policy regarding Confidential and Proprietary Information.

Competition means your being engaged, directly or indirectly, whether as a director, officer, employee, consultant, agent, or otherwise, with a business entity that is designated as a “Competitive Business” as of the date of your termination of employment. Bank of America shall communicate such list to you.

Disability is as defined in the Stock Plan.

Divestiture means a termination of your employment with Bank of America and its Subsidiaries as the result of a divestiture or sale of a business unit as determined by your employer based on the personnel records of Bank of America and its Subsidiaries.

Rule of 60 means, as of the date of your termination of employment with Bank of America and its Subsidiaries, you have (i) completed at least ten (10) years of “Vesting Service” under the tax-qualified Pension Plan sponsored by Bank of America in which you participate and (ii) attained a combined age and years of “Vesting Service” equal to at least sixty (60).

Workforce Reduction means your termination of employment with Bank of America and its Subsidiaries as a result of a labor force reduction, realignment or similar measure as determined by your employer and (i) you receive severance pay under the Corporate Severance Program (or any successor program) upon termination of employment, or (ii) if not eligible to receive such severance pay, you are notified in writing by an authorized officer of Bank of America or any Subsidiary that the termination is as a result of such action. Your termination of employment shall not be considered due to Workforce Reduction unless you have first executed all documents required under the Corporate Severance Program or otherwise, including without limitation any required release of claims.

2008 U.S. Stk. Opt. 08C3YHR

(3-year hold)

Exhibit B

Fidelity Brokerage Services LLC

National Financial Services LLC

82 Devonshire Street, Mailzone L3B

Boston, MA 02109

Re:	Brokerage Account at Fidelity Brokerage Services LLC
Registered in the name of [NAME] (the “Account”)

Ladies and Gentlemen:

This letter sets forth my instructions to Fidelity Brokerage Services LLC and National Financial Services LLC (collectively, “Fidelity”) regarding shares of the Common Stock of Bank of America Corporation (the “Issuer”) acquired by me under the Bank of America Corporation 2003 Key Associate Stock Plan (“Stock Plan”) and held in the Account (the “Shares”). For purposes of this letter, the Shares include any shares of Issuer acquired pursuant to the stock options granted to me under the Stock Plan in February 2008 or any prior years that are subject to the hold requirement.

1.	I am a participant in the Stock Plan, an equity compensation plan of the Issuer whereby I have been granted options to acquire shares of the Common Stock of the Issuer.

2.

I am familiar with the terms of the Stock Plan and applicable grant agreement (“Controlling Documents”) with respect to the Shares. I will not give any instructions to Fidelity regarding the Shares that are not permitted under the Controlling Documents.

3.	Upon exercise of my option rights, I may from time to time acquire Shares that will be deposited in my Account.

4.

Under the Controlling Documents, the Shares are subject to return to the Issuer under certain circumstances set forth in the Controlling Documents until a date set forth in the Controlling Documents (the “Restrictions Lapse Date”).

5.

With respect to Shares I hereby instruct Fidelity to restrict my ability to sell, exchange, transfer, pledge or otherwise enter into transactions with respect to the Shares prior to the Restrictions Lapse Date.

6.

Fidelity may follow any instructions or orders with respect to the Shares given by the Issuer or by a person designated by the Issuer to act on behalf of the Issuer with respect to the Shares (an “Authorized Person”), or a person Fidelity reasonably believes to be an Authorized Person, including without limitation any instructions regarding the Restrictions Lapse Date and the cancellation, surrender or other transfer of the Shares to the Issuer (“Issuer Instructions”).

7.	Fidelity shall be under no obligation to verify the validity of any Issuer Instructions under the Controlling Documents or Issuer’s authority to give any Issuer Instructions.

8.

This letter does not create any obligation of Fidelity except for those expressly set forth herein. Fidelity shall have no liability to me for any act or omission by Fidelity or any of its employees or representatives, taken or omitted in accordance with such Issuer Instructions. In particular, Fidelity need not investigate whether Issuer is entitled under the Controlling Documents to give Issuer Instructions.

9.

I agree to indemnify, defend, and hold harmless Fidelity, its affiliates, and their respective successors, officers, directors, employees and assigns, from and against any and all actions, causes of action, claims, demands, costs, liabilities, expenses (including attorneys’ fees and disbursements) and damages arising out of or in connection with any act or omission of Fidelity taken in good faith in reliance on the instructions set forth herein or any instruction from me or any Authorized Person.

10.	Fidelity may provide information to the Issuer or any Authorized Person with respect to the Account and the Shares.

11.

These instructions shall continue in effect with respect to Shares until the earlier to occur of (a) the Restrictions Lapse Date or (b) receipt by Fidelity of written notice by an Authorized Person instructing Fidelity to accelerate the Restrictions Lapse Date.

12.	Fidelity may cease to follow the instructions and undertaking set forth in this letter by delivering thirty days prior written notice (a) to me and (b) to the Issuer or an Authorized Person.

Sincerely,

[NAME]
Account Owner

2008 U.S. Stk. Opt. 08C3YHR

(3-year hold)